Exhibit 4-a

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Meritor, Inc. (“we”, “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

The following summary of the terms of our capital stock is based upon our amended and restated articles of incorporation and our amended and restated by-laws. The summary does not purport to be complete, and is subject to and qualified by reference to our amended and restated articles of incorporation and our amended and restated by-laws, which are filed as exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission and are incorporated by reference herein. For additional information, please read our amended and restated articles of incorporation, our amended and restated by-laws and the applicable provisions of the Indiana Business Corporation Law.

Authorized Shares of Capital Stock

We are authorized to issue:

•500,000,000 shares of common stock with a par value of $1 per share; and

•30,000,000 shares of preferred stock, without par value, of which 2,000,000 shares are designated as Series A Junior Participating Preferred Stock.

There are no shares of preferred stock currently outstanding.

The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareholders, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The outstanding shares of our common stock are fully paid and nonassessable.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MTOR”.

Transfer Agent

Computershare is the transfer agent and registrar for our common stock.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

Our amended and restated by-laws provide that directors elected by shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast. Under our majority voting policy (which is not part of our amended and restated by-laws), any nominee for director who is elected but who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the shareholder vote. Our Corporate Governance and Nominating Committee considers the resignation and recommends to our board of directors what action should be taken. Under our majority voting policy, our board of directors is required to take action and publicly disclose its decision and its underlying rationale within 90 days after the certification of the shareholder vote.

Subject to the rights of the holders of any class or series of our preferred stock, any director or the entire board of directors may be removed from office, but only for cause and only by the affirmative vote by the holders of at least 80 percent of the voting power of all of the then outstanding shares of our capital stock entitled to vote at an election of directors (the “Voting Shares”), voting together as a single class.

The affirmative vote by the holders of at least 80 percent of the voting power of the Voting Shares, voting together as a single class, is also required to approve, among other things, (i) certain sales, mergers, consolidations, reclassifications or other business combinations (as further described below) and (ii) amendments or repeals of certain provisions of our amended and restated articles of incorporation, including those related to (A) the number of directors serving on our board of directors and the terms of such directors, (B) removal of directors by our shareholders for cause, (C) the right to call a special shareholders’ meeting, and (D) alteration, amendment or repeal of our amended and restated articles of incorporation and our amended and restated by-laws.

Our amended and restated articles of incorporation and our amended and restated by-laws provide that our amended and restated by-laws may be altered, amended or repealed, or new by-laws may be adopted, by either (i) the board of directors by the affirmative vote of a majority of the total number of directors at the time, or (ii) the affirmative vote, at a meeting of our shareholders, of the holders of at least a majority of the voting power of the Voting Shares, voting together as a single class.

Dividends

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. Dividends may not be paid on our common stock unless all accrued dividends on our preferred stock, if any, have been paid or declared and a sum sufficient for the payment thereof set aside.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

Other Rights and Preferences

Our amended and restated articles of incorporation provide that unless otherwise determined by our board of directors, no holder of our common stock has any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell. Our common stock has no sinking fund, redemption or conversion provisions or exchange rights.

Preferred Stock

General

The designations and the relative rights, preferences and limitations of the preferred stock of each series will be fixed by an amendment to our amended and restated articles of incorporation relating to each series adopted by our board of directors, including:

•the maximum number of shares in the series and the distinctive designation of the series;

•the terms on which dividends, if any, will be paid and the dates at which dividends, if any, shall be payable;

•the terms on which the shares may be redeemed, if at all, including any restrictions on the repurchase or redemption of such shares by us while there is an arrearage in the payment of dividends or sinking fund installments if applicable;

•the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•the amounts payable on shares of the series in the event of our liquidation, dissolution or winding up;

•the terms and conditions, if any, on which the shares of the series shall be convertible into shares of any other class or series or any other securities of ours or of any other corporation;

•the restrictions on the issuance of shares of the same series or of any other class or series; and

•the voting rights, if any, of the holders of shares of the series.

Series A Junior Participating Preferred Stock

Voting Rights

Each share of Series A Junior Participating Preferred Stock will have 100 votes, and, except as otherwise provided in the amended and restated articles of incorporation or applicable law, will vote together with the holders of our common stock as one class.

Dividends

Holders of Series A Junior Participating Preferred Stock are entitled, in preference to holders of common stock, to such dividends as the board of directors may declare out of funds legally available for the purpose. Each share of Series A Junior Participating Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share but is entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share to holders of our common stock.

Other Rights and Preferences

In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share by the holders of our common stock.

The foregoing rights will be protected by customary antidilution provisions. Series A Junior Participating Preferred Stock is not redeemable.

Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of a one one-hundredth interest in a share of Series A Junior Participating Preferred Stock should approximate the value of one share of our common stock.

Anti-Takeover Provisions

Certain provisions described below that are contained in our amended and restated articles of incorporation, our amended and restated by-laws and/or the Indiana Business Corporation Law could have the effect of discouraging transactions that might lead to a change of control of us. These provisions:

•require shareholders to provide advance notice to make any shareholder nominations of directors or propose any new business to be considered at any meeting of shareholders;

•require a supermajority vote to remove a director or to amend or repeal certain provisions of our amended and restated articles of incorporation;

•require that any action by written consent of shareholders without a meeting be unanimous;

•preclude shareholders from calling a special meeting of shareholders; and

•include fair price provisions and other restrictions on certain business combinations.

Classified Board

Pursuant to our amended and restated articles of incorporation, the number of directors is fixed by our board of directors. Our amended and restated articles of incorporation previously provided that, other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors would be divided into three classes, each class to consist as nearly as possible of one-third of the directors and to serve for a term to expire at the third succeeding annual meeting of shareholders after their election. On January 23, 2020, our shareholders approved, and we filed, amended and restated articles of incorporation to eliminate the classified structure of our board of directors over a three-year period. Specifically, our amended and restated articles of incorporation provide that (i) the directors standing for election at our 2021 annual meeting would stand for election for one-year terms; (ii) the directors standing for election at our 2022 annual meeting, which will include any director elected to our board of directors in 2021 who is nominated for re-election, will stand for election for one-year terms; and (iii) beginning in 2023, all directors will stand for election for one-year terms. Culminating in 2023, our board of directors will be fully declassified.

Advance Notice of Shareholder Business Proposals and Nominations

Our amended and restated by-laws establish advance notice procedures with regard to the nomination of candidates for election as directors and to bring other business before meetings of our shareholders, other than by or at the direction of the board of directors. Although our amended and restated by-laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed.

Shareholder Action by Written Consent

Under the Indiana Business Corporation Law, any action taken by shareholders by written consent without a meeting must be unanimous.

Special Meetings of Shareholders

Our amended and restated articles of incorporation and amended and restated by-laws provide that a special meeting of shareholders may be called only by a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies. Shareholders are not permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us.

Indiana Business Corporation Law Restrictions on Business Combinations

The Indiana Business Corporation Law contains a statutory anti-takeover defense that restricts the ability of a “resident domestic corporation” to engage in any business combination with an “interested shareholder” for five years after the date the shareholder became an “interested shareholder” (such date, the “share acquisition date”), unless the business combination or the purchase of shares by the interested shareholder on the interested shareholder’s share acquisition date is approved by the board of directors of the resident domestic corporation before the share acquisition date. If such prior approval is not obtained, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of these provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and who at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. These provisions do not apply to a corporation that so elects in its original articles of incorporation or in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our amended and restated articles of incorporation do not exclude us from these provisions.
Indiana Business Corporation Law Restrictions on Control Share Acquisitions
Under Chapter 42 of the Indiana Business Corporation Law, an acquiring person or group who acquires, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” in an “issuing public corporation” may not exercise voting rights on any control shares unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If the acquiring person has acquired control shares with a majority or more of the voting power and the control shares are accorded full voting rights by the disinterested shareholders, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the Indiana Business Corporation Law. We are an “issuing public corporation” as defined under Chapter 42.
Under Chapter 42, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.
Chapter 42 does not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. Our amended and restated bylaws provide that we are not subject to Chapter 42; however, our board of directors could amend our amended and restated bylaws to rescind our election to opt out of Chapter 42.

“Fair Price” Provision

Our amended and restated articles of incorporation contain a “fair price” provision that applies to certain business combinations involving any person that beneficially owns, or is an Affiliate or Associate (each as defined in our amended and restated articles of incorporation) of us and at any time within the two-year period immediately prior to the date in question beneficially owned, Voting Shares having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares (an “Interested Shareholder”). The provision requires the affirmative vote of the holders of at least 80 percent of the Voting Shares, voting together as a single class, to approve certain business combinations between the Interested Shareholder (or any Affiliate or Associate of any Interested Shareholder) and us, including:

•any merger or consolidation;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) involving our assets or securities or the assets and securities of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder having any aggregate fair market value of $25,000,000 or more;

•the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

•any reclassification of securities (including any reverse stock split), recapitalization, merger or consolidation that has the effect of increasing the proportionate share of any class or series of securities beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

•any agreement, contract, arrangement or other understanding providing for any of the foregoing actions.

The 80 percent voting requirement will not apply if:

•the applicable business combination is approved by at least two-thirds of our Continuing Directors (as defined in our amended and restated articles of incorporation); or

•the aggregate amount of consideration to be received per share by holders of our common stock in the applicable business combination is at least equal to the higher of:

◦the highest per share price paid by the Interested Shareholder for any shares of our common stock acquired beneficially by it within the two-year period immediately prior to the first public announcement of the proposal of the applicable business combination (the “Announcement Date”) or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”) through the date of the consummation of the applicable business combination (the “Consummation Date”), less the aggregate amount of any dividends paid per share of our common stock from the Determination Date through the Consummation Date; or

◦the fair market value per share of our common stock on the Announcement Date or on the Determination Date, whichever is higher; and

•the aggregate amount of consideration to be received per share by holders of shares of any class or series of our capital stock, other than our common stock, in the applicable business combination is at least equal to the highest of:

◦the highest per share price paid by the Interested Shareholder for any shares of such class or series acquired beneficially by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date, less the aggregate amount of any dividends paid per share of such class or series from the Determination Date through the Consummation Date;

◦the fair market value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher; or

◦the highest preferential amount per share to which the holders of shares of such class or series would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, regardless of whether the applicable business combination to be consummated constitutes such an event.

Any amendment or repeal of the “fair price” provision, or the adoption of provisions inconsistent therewith, must be approved by at least 80 percent of the voting power of the Voting Shares, voting together as a single class, unless the amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors.